Exhibit 10.2

PROMISSORY NOTE

Lorton, Virginia
September 30, 2002

FOR VALUE RECEIVED, the undersigned Maker promises to pay to the order of KFx Inc., 3300 East 1st Avenue, Suite 290, Denver, Colorado 80206 (“Payee”), the principal sum of One Million Five Hundred Thousand & no/100 Dollars ($1,500,000.00) together with interest at the rate of Four & Seventy Five Hundredths percent per annum (4.75%) which shall accrue from the date hereof until the principal amount of this Note is paid in full. Interest shall be computed on the basis of a 365-day year, and shall not be compounded prior to maturity. Both principal and interest on this Note shall be made to Payee at the address shown herein, or at such other place as Payee shall designate from time to time in writing. Principal and interest shall be payable on October 31, 2002, when the entire remaining balance shall become due and payable. This note represents the consideration Maker owes to Payee pursuant to the attached Common Stock and Warrant Purchase Agreement, dated as of September 30, 2002 (the “Purchase Agreement”). Maker hereby agrees that Payee shall retain possession of such shares of common stock and warrants purchased by Maker pursuant to the Purchase Agreement until such time as this Note is paid in full to the Payee.

This Note may be prepaid in part or in full at any time without penalty. In the event of partial prepayment, said payment will be applied first to accrued interest and the balance, if any, will be applied to principal.

It is understood and agreed that, upon default on the payment of principal or interest when due, or any part thereof, when due, the Payee hereof may elect to accelerate all unpaid balance of the principal and all accrued interest due and declare the same payable immediately and without notice or demand on any party to this instrument. Such default shall accrue in the event that principal and interest hereon has not been paid within five (5) days from the due date. Maker waives presentment for payment, demand and notice of non-payment of this Note and consents that Payee may extend the time of payment of any part or the whole of the debt at any time at the request of any other person liable without affecting the obligation of Maker for payment for the debt evidenced hereby.

In the event of default hereunder, Maker will pay on demand and, in addition to the then outstanding principal and accrued interest thereon, any and all costs of collection, legal expenses, and attorneys fees incurred or paid by Payee in collecting or enforcing this Note on default.

No delay or omission on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. A waiver on any one occasion by Payee shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

The undersigned represents and warrants that he has the requisite authority and has been duly authorized to execute this Promissory Note on behalf of the corporation. This Note shall be construed and enforced according to the laws of the State of New York without regard to conflicts of laws principles.

ROCKY ROBINSON (“Maker”)

/s/ ROCKY ROBINSON